Exhibit 99.1

Contacts:

Michael Earley Metropolitan Health Networks, Inc. Chairman & CEO	Al Palombo Metropolitan Health Networks, Inc.	Fernando L. Fernandez Continucare Corporation
	SVP Corporate Communications	SVP — Finance
(561) 805-8500 mearley@metcare.com	(561) 805-8511 apalombo@metcare.com	(305) 500-2105 fernando_fernandez@continucare.com

METROPOLITAN HEALTH NETWORKS, INC. COMPLETES ACQUISITION OF

CONTINUCARE CORPORATION – TRANSACTION ESTABLISHES NEW FOUNDATION

FOR FUTURE EXPANSION

With Over 68,000 Medicare Advantage and Medicaid Customers, Merger Makes Company the Largest

Provider Service Network in Florida and One of the Largest in the U.S.

BOCA RATON and MIAMI, FL, October 4, 2011 – Metropolitan Health Networks, Inc. (NYSE AMEX: MDF) (“Metropolitan”) and Continucare Corporation (formerly NYSE: CNU) (“Continucare”) announced jointly today the successful completion of the acquisition of Continucare by Metropolitan. As a result of the acquisition, Metropolitan is the largest provider service network serving the Medicare and Medicaid eligible population in Florida, and one of the largest in the United States.

Metropolitan now owns and operates 32 primary care medical practices and manages a network of more than 250 contracted, independent, primary care practices across 18 Florida counties, including the Daytona, Miami, Ft. Lauderdale, West Palm Beach, and Tampa metropolitan areas. Metropolitan serves over 68,000 Medicare Advantage and Medicaid customers. Combined proforma revenues for the two companies for the six months ended June 30, 2011 were $348 million

Metropolitan now serves Medicare, Medicaid, and commercial customers and has Medicare Advantage contracts with Humana, Inc., United Healthcare, Coventry Health Care, and Wellcare Health Plans, Inc. In addition, Metropolitan has contracts with most Medicaid insurers operating in Florida.

Metropolitan paid an aggregate of $403 million in cash and issued 2.5 million shares of its common stock to Continucare’s stockholders and option holders in consideration for their shares of Continucare common stock and options to purchase shares of Continucare common stock. Metropolitan expects that the transaction will be accretive to earnings per share in 2012.

Metropolitan used a combination of its and Continucare’s existing cash resources, together with an aggregate of $315 million of borrowings under the First Lien Credit Agreement and the Second Lien Credit Agreement, to pay the cash merger consideration at the closing of the Merger. Details of the new credit facility are discussed below. Immediately after the effective time of the Merger, the former shareholders and option holders of Continucare owned approximately 5.8% of Metropolitan’s outstanding common stock.

Bolstered Management Team:

Two Continucare executives are joining Metropolitan’s senior leadership team, Gemma Rosello and Luis Izqueirdo. Gemma joined Continucare in 2005 with over 25 years of management experience in the South Florida health care market. She has broad experience in managed care from both a payer and provider perspective and joins the Metropolitan team as President of Continucare Corporation, now a wholly-owned subsidiary. Luis was appointed senior vice president, marketing and business development for Continucare in January 2004 and brings almost 30 years of health care management experience to the Metropolitan team. He has held senior executive positions for several Florida based health care companies and will serve as Metropolitan’s Chief Marketing Officer.

Also announced, Grace Hodge, Metropolitan’s current Senior Vice President of Medical Operations - Central Florida, was named Executive Vice President of MetCare of Florida, Inc., which has historically been Metropolitan’s core business unit. Grace has more than 30 years of clinical and administrative health care experience. She has brought extensive education and experience in organizational change, leadership development, and time management, to Metropolitan and has been instrumental in bringing service excellence to the forefront of the organization. In her new role, she will be responsible for all operations of MetCare’s provider service network.

Continucare Closes on Medical Clinic Acquisition:

Immediately prior to Metropolitan’s acquisition of Continucare, Continucare acquired the assets of S.B.B. Medical Group, Inc., the primary care practice of Hilton Gomes, M.D. Dr. Gomes is an award winning physician and researcher who has successfully built a practice serving the medical needs of almost 700 Humana members. The S.B.B. Medical Group acquisition is part of Metropolitan’s ongoing efforts to acquire high quality primary care practices that serve Medicare and/or Medicaid patients.

“Delivering our accountable model of care to Florida customers has been the mainstay of our company and we now have the resources to deliver it on a broader scale...”

states Michael Earley, Chairman and CEO of Metropolitan Health Networks, Inc.

“It’s a great day for Metropolitan Health Networks, Inc.,” stated Michael Earley, Metropolitan Health Networks’ Chairman and Chief Executive Officer. “Today’s announcement represents the culmination of months of hard work and commitment from a team of dedicated and talented Metropolitan and Continucare professionals who share a vision about the future of health care. Independently, our two organizations have travelled similar paths providing quality care to customers in Florida, and now our model of proactively managing care, one that is customer focused and primary care centric, is being recognized as a significant and meaningful solution to what ails our nation’s health care system today. Delivering our accountable model of care to Florida customers has been the mainstay of our company and we now have the resources to deliver it on a broader scale. Providing health care services to seniors is one of the fastest growing businesses in our country. We could not be more excited about the potential of our business and about being active contributors to the health care solution as we work to deliver improved patient outcomes and satisfaction, as well as increasing value to our shareholders.”

Earley concluded, “I want to give a special welcome to our new Continucare team members. Quite frankly, the most important assets in this acquisition are Continucare’s associates, physicians and other clinicians, managers, and executives. This is one of the most critical service industries in our country today, and it will take talented and experienced people for us to continue performing and growing. We have long shared a patient or customer-centric operating philosophy that has been successful, and our respective results show that. Together we have important work to do and the MetCare team welcomes you. To our MetCare associates, you should be proud of this transformational step in our history. Your dedication and hard work allowed it to happen. Thank you!”

Outgoing Continucare CEO, Richard C. Pfenniger, Excited About Future of the Organization:

“The interests of Continucare’s shareholders, its medical professionals and, most importantly, its patients are well served by this merger,” said Richard C. Pfenniger, Jr. Continucare’s Chairman and Chief Executive Officer. “The combination results in an exceptionally strong and talented organization that is well positioned to meet the evolving needs of the health care industry.”

New Credit Facility Terms:

In connection with the merger, Metropolitan announced today that it entered into a senior secured first lien credit agreement (the “First Lien Credit Agreement”) and a senior secured second lien credit agreement (the “Second Lien Credit Agreement”). The First Lien Credit Agreement provides for a $240 million senior secured first lien term loan facility and a $40 million revolving credit facility. The Second Lien Credit Agreement provides for a $75 million senior secured second lien loan facility.

All obligations under the two credit agreements (the “Credit Agreements”) are guaranteed jointly and severally by substantially all of Metropolitan’s existing and future subsidiaries, and are secured by first and second priority security interests, respectively, in substantially all of Metropolitan’s and the guarantors’ existing and future assets.

General Electric Capital Corporation is a lender and administrative agent for all the lenders under each of the Credit Agreements. GE Capital Markets, Inc. and Suntrust Robinson Humphrey, Inc. are the joint lead arrangers and joint bookrunners, SunTrust Bank is the syndication agent, and Fifth Third Bank is the documentation agent under each of the Credit Agreements.

First Lien Credit Agreement

Borrowings under the First Lien Credit Agreement bear interest at a rate per annum equal, at Metropolitan’s option, to LIBOR plus 5.5% or the Base Rate plus 4.5% for term loans, and LIBOR plus 5% or the Base Rate plus 4% for revolving loans. The “LIBOR” rate is determined by reference to the London Interbank Offered Rate, subject to a minimum rate of 1.5%. The “Base Rate” is determined by reference to the highest of (1) the “Prime Rate” quoted by the Wall Street Journal, (2) the applicable federal funds rate plus 0.50% and (3) LIBOR, subject to a minimum rate of 1.5%. Borrowings under the First Lien Credit Agreement may also be subject to an additional 2% per annum interest charge in connection with the occurrence of certain events of default.

Borrowings under the first lien term loan facility are subject to annual amortization payments, payable quarterly. The balance of all borrowings under the First Lien Credit Agreement are due and payable at maturity, October 4, 2016.

Metropolitan may prepay the first lien term loan or permanently reduce the revolver commitment under the first lien credit facilities at any time without penalty. Metropolitan is required to make mandatory prepayments (subject to certain basket amounts and exceptions) in varying amounts out of its excess cash flows and from the proceeds of any public equity offerings, asset sales, debt issuances and extraordinary receipts.

The First Lien Credit Agreement includes customary restrictive and financial covenants, subject to certain basket amounts and exceptions, as well as customary and company specific events of default.

Second Lien Credit Agreement

Borrowings under the Second Lien Credit Agreement bear interest at a rate per annum equal to, at Metropolitan’s option, LIBOR plus 11.75% or the Base Rate plus 10.75%. The LIBOR floor under the Second Lien Credit Agreement is 1.75%. Borrowings under the Second Lien Credit Agreement may also be subject to an additional 2% per annum interest charge in connection with the occurrence of certain events of default.

Borrowings under the Second Lien Credit Agreement are generally due and payable on the maturity date, October 4, 2017. Prepayments under the Second Lien Credit Agreement are generally prohibited until all borrowings under the First Lien Credit Agreement have been repaid. To the extent a prepayment of borrowings under the Second Lien Credit Agreement is permitted, the payment will be subject to prepayment fees through year 4 of the Second Lien Credit Agreement and, if the prepayment is made prior to May 4, 2013, a make whole payment.

After May 4, 2013 and provided all borrowings under the First Lien Credit Agreement have been repaid and the facility has been terminated, Metropolitan will, subject to certain baskets and exceptions, be required to make mandatory prepayments on substantially the same terms and conditions as required under the First Lien Credit Agreement.

The Second Lien Credit Agreement contains substantially the same negative covenants, financial covenants and events of default as the First Lien Credit Agreement, subject to looser permitted baskets, ratios and thresholds.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking statements. Forward looking statements include statements regarding Metropolitan’s expectations with respect to the results of the merger between Metropolitan and Continucare. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue,” or the negative other variations thereof or comparable terminology, are intended to identify forward-looking statements. In addition, statements regarding the prospects for our business and/or our industry as a whole are forward looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to integrate the acquired operations of Continucare and to realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the merger and any other acquisitions that that we may undertake, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that Continucare fails to meet its expected financial and operating targets; (ii) the potential for diversion of management time and resources in seeking to integrate Continucare’s operations; (iii) the impact of our significantly increased levels of indebtedness on our funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (iv) our ability to operate pursuant to the terms of our debt obligations; (v) the calculations of the acquisition price in accordance with the methodologies of the provisions of the authoritative guidance for business combinations, the allocation of this acquisition price to the net assets acquired, and the effect of this allocation on future results, including our earnings per share, when calculated on a GAAP basis; (vi) our ability to meet our cost projections under various provider agreements with Humana; (vii) our failure to accurately estimate incurred but not reported medical benefits expense; (viii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (ix) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (x) our still limited ability to predict the direct and indirect effects of the health care reform laws adopted in 2010; (xi) future legislation and changes in governmental regulations; and (xii) the impact of Medicare Risk Adjustments on payments we receive from Humana. Metropolitan and Continucare are also subject to the risks and uncertainties described in their respective filings with the Securities and Exchange Commission, including Metropolitan’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and Continucare’s Annual Report on Form 10-K for the year ended June 30, 2011.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing health care organization that provides comprehensive health care services for Medicare Advantage members and other patients in Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com